                           AGREEMENT

          THIS AGREEMENT, made this 11th day of December, 1995, by and among, Prudential Securities Incorporated (the "Spon-sor"), Alliance Capital Management L.P. ("ACM") (with respect only to certain provisions identified on the signature page hereto), Alliance Fund Distributors, Inc. ("AFD") and Alliance Technology Fund, Inc., an open-end, diversified management investment company for which AFD acts as principal underwriter.

          WHEREAS, the Sponsor proposes to organize and sponsor unit investment trusts to be known as Government Securities Equity Trust ("GSET") or such other name as the Sponsor shall determine (the "Trust"); and AFD proposes to offer Class A shares (the "Mutual Fund Shares"), for deposit in the Trust, of Alliance Technology Fund, Inc. (the "Fund") (it being under-stood that the Sponsor, AFD and ACM may negotiate similar arrangements with other investment companies managed by ACM in the future) and to offer Mutual Fund Shares for inclusion in the respective portfolios of successive series of the Trust subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual under-takings and agreements of the parties contained herein, the parties hereby agree as follows:

          1. Condition Precedent. If the Staff of the Secu-rities and Exchange Commission (the "Commission") shall request, require or advise, or should the Sponsor otherwise deem it appropriate, that an order be obtained from the Commis-sion in connection with the creation of the Trust or the offer-ing of units of the Trust, the obligations of the parties hereto are subject to the Sponsor obtaining, at its own cost and expense, exemptive relief from the Commission for operation of the Trust, based upon an Application to the Securities and Exchange Commission for an Exemptive Order pursuant to Sections
6(c), 17(d) and Rule 17(d)(1) and pursuant to such other sec-tions of the Investment Company Act of 1940 (the "1940 Act") as deemed necessary by the Sponsor (the "Application"), including as applicants for such order the Trust, the Sponsor, AFD, ACM and the Fund and/or such other affiliates or entities as the Commission may require or as may otherwise be appropriate, and to request relief from such other sections of the 1940 Act as mutually agreed upon by the parties or as requested by the staff of the Commission. AFD, ACM and the Fund, if named as applicants in such Application, shall be permitted to review and comment on, and shall be required to each consent to the filing of, and, upon approval, to execute, such Application. If the Staff does not require an order or if an order is otherwise deemed by the Sponsor as not necessary, the parties will rely on an opinion of counsel to the Sponsor, which opinion may refer to the position of the Staff contained in a letter issued to Equity Securities Trust, Series 4 dated January 19, 1994, to the effect that the Trust is registered under the 1940 Act and that the sale of units therefrom and the deposit of Mutual Fund Shares and zero coupon obligations in the Trust shall not constitute a violation of the 1940 Act, including Section 12 of the 1940 Act.

            2. Creation of the Trust: Obligations of the Sponsor. In connection with the creation of the Trust, the Sponsor shall perform all the ordinary and regular duties of a sponsor of a unit investment trust, including, but not limited to:

            a. Filing with the Commission a Notification of Registration on Form N-8A and a Registration Statement on Form N-8B-2 for the Trust under the 1940 Act and for each series, a registration statement on Form S-6 ("Registration Statement"), containing a prospectus, for registration of the units of a series of the Trust under the Securities Act of 1933, as well as other documents necessary to complete registration requirements under applicable federal securities laws; and preparing and filing all documents necessary to comply with registration requirements of the Blue Sky authorities of various states;

            b. The selection of a trustee, auditors, and an evaluator for the Trust; and execution and delivery of a Trust Indenture and Agreement (the "Indenture") and all other documents necessary for the creation and operation of the Trust. Only the Sponsor, except to the extent restricted by the Indenture, shall have the authority to replace any of the above parties;

            c. Selection of securities for inclusion in the portfolio of the first series created after the date of the Agreement and each subsequent series of the Trust, including the purchase and inclusion of Mutual Fund Shares, the number of such shares of such Fund to be determined by the Sponsor in its sole discretion;

            d. Determination of the size of each series, subject to applicable regulatory limitations, if any, and the frequency and timing of offering of such series;

            e. Paying certain expenses of the Trust related to sales and promotional activities, legal costs and administrative expenses, as provided for in Section 6.b hereof and receiving reimbursement from the Trust of all or a portion of such expenses; and

            f. Although not obligated to do so, to maintain a market for units of the Trust.

            3. Creation of the Trust: Obligations of AFD, ACM and the Fund. In connection with the creation of the Trust:

            a. AFD and the Fund agree to provide, at their own expense, as appropriate, for inclusion in the Registration Statement on Form S-6 and Form N-8B-2 (collectively referred to hereinafter as the "Registration Statements") for each series of the Trust, any and all information regarding the Fund, the Mutual Fund Shares, ACM, AFD, and their respective affiliates as may be reasonably requested by the Sponsor as necessary to make each Registration Statement accurate and complete as to all material matters (it being understood that the Fund's obligations pursuant to this Section 3(a) shall relate only to information regarding the Fund and the Mutual Fund Shares);

            b. AFD and ACM agree to use their best efforts to cooperate with, and to cause their affiliates to cooperate with, and assist the Sponsor in obtaining any exemptive relief necessary to create and register the Trust and in the creation of each series of the Trust and the advertisement, marketing and sale of units of each such series; and

            c. AFD agrees to pay certain amounts to the Sponsor of the Trust as provided for in Section 6.b hereof.

            4. Exclusive Dealing; Termination. ACM and AFD agree that the Trust will constitute an exclusive arrangement among them and the Sponsor and that neither ACM, AFD nor any of their respective affiliates will enter into an agreement or in any way act with an entity not a party to this Agreement to create, market, otherwise promote or permit Mutual Fund Shares to be included in a potentially competitive unit investment trust or other product consisting of zero coupon treasury bonds and mutual fund shares of any entity for a period of six (6) months from the date of this Agreement. For purposes of this Section 4, a unit investment trust or other product shall not be deemed to be competitive if it is marketed and sold solely outside the United States. Any party may, upon the delivery of forty-five (45) days written notice to other parties, (i) terminate the provisions of this Agreement which provide for exclusive dealing or
(ii) terminate the entire Agreement, in either case, the termination to be effective on the later of the forty-fifth day after delivery of such notice or six months after the date of this Agreement, provided, however, that in the case of (i), the parties may agree to continue to do business pursuant to this Agreement on a non-exclusive basis. The termination of this

Agreement pursuant to this Section 4 shall in no way affect the rights and responsibilities of the parties with respect to any series of the Trust previously created pursuant to this Agreement.

            In the event of the termination of this Agreement, the parties agree that all expenses incurred in connection with the creation of a Trust, regardless of whether or not an Indenture for such Trust was executed or units of such Trust were offered for sale, shall be borne by the parties in accordance with the provisions of Section 6.b hereof. If, after the effective date of this Agreement, the Sponsor is unable or unwilling to consummate the transaction contemplated by this Agreement, AFD agrees to pay the Sponsor the amount set forth in Section 6.(b)(v) hereof. Payment shall be made within seven (7) Business Days after the sending of written notice to the party from whom payment is sought and shall be made by check drawn on a New York clearing house bank or by wire transfer, provided that the parties shall notify each other of the method of payment to be used prior to the payment date. Anything in this Section 4 to the contrary notwithstanding, this Agreement does not in any way restrict the ability of the Sponsor to offer and/or sell competing products and/or other unit investment trusts.

            5. Sale of Mutual Fund Shares to the Trust. As long as this Agreement remains in effect with respect to the sale of Mutual Fund Shares to the Trust:

            a. AFD and the Fund agree to make available to the Sponsor, from time to time, as requested by the Sponsor, information regarding the size of the Fund in order to enable the Sponsor to comply with terms and conditions of any exemptive order issued by the Commission concerning limitations on the number of Mutual Fund Shares to be included in each series;

            b. AFD and the Fund agree to waive or cause to be waived any and all sales loads and sales fees on the sale of Mutual Fund Shares to the Trust and to waive, or cause to be waived, any sale loads or sale fees on purchase of Mutual Fund Shares by unitholders with the proceeds of distributions received from the Trust; and

            c. AFD agrees that, on the date(s) of deposit of Mutual Fund Shares into the portfolio (each, a "Date of Deposit") for each series of the Trust, it will enter into and deliver to the Trust or to the Sponsor a contract for sale of Mutual Fund Shares, in such amounts as the Sponsor shall request, such request to be made within a rea-sonable period of time prior to each Date of Deposit; and, if requested by the Sponsor, to enter into supplemental contracts for the sale of Mutual Fund Shares to the Trust subsequent to the Date of Deposit, as the Sponsor, in its sole discretion, may determine.


            d. AFD and the Fund agree to comply with such conditions as may be imposed by the Commission on it in connection with an Application to the Commission, if any.

            6. Continuing Obligations. During the life of the Trust, the parties hereto shall have the following obligations:

            a. (i) The Sponsor, AFD and the Fund shall mutually agree upon the designation of shares for inclusion in each series of the Trust. The Sponsor shall determine the procedures for the marketing and sales of units of each series of the Trust. The Sponsor will allow the sale of units of the Trust through unaffiliated dealers and will offer such dealers sales load concessions, both as it may determine in its sole discretion.

            (ii) The names "Prudential Securities Incorporated" and Government Securities Equity Trust ("GSET") or such other name as the parties hereto shall mutually determine or any name or title derived therefrom or intended to be similar thereto and the logo for the Trust and any logo customarily used by the Sponsor or any of its affiliates shall be the sole property of the Sponsor. The Fund, ACM and AFD shall have no right to use said names or logos in any manner, for any product without the prior written permission of the Sponsor. The name of the Fund or any name or title derived therefrom or intended to be similar thereto and any logo customarily used by any Alliance entity or Alliance Fund shall be the sole property of the particular Alliance entity or Fund. The Sponsor shall have no rights to use said names or logos in any manner for any product without the prior written permission of such entity or Fund other than in connection with the Trust.

            b.    The Sponsor and AFD agree as follows:

                (i) Upon the sale by the Sponsor of units with an aggregate public offering price, net of the redemption price of units redeemed, as set forth in the Schedule below, AFD agrees to pay to the Sponsor the payment due under the Schedule, such amount to be paid within thirty (30) business days after notice is given that such event has occurred;

                                    Schedule

            Total Net Unit Sales                Payment Due

            $ 10,000,000                    $20,000
            $ 20,000,000                    $20,000

            $ 30,000,000                    $20,000
            $ 40,000,000                    $20,000
            $ 50,000,000                    $20,000
            $ 75,000,000                    $50,000
            $100,000,000                    $50,000

                (ii)  The Sponsor will bear the expenses related to
      (x) preparation and printing of the initial and subsequent prospectus and (y) all advertising, marketing, sales and promotional material for the Trust. AFD will bear the expenses related to prospectuses and all advertising, marketing, sales and promotional material relating solely to the Fund and which in no way reference the Trust, the Units or the Sponsor which material and/or prospectuses may be used by the Sponsor as part of promotional material for the Trust (it being understood that nothing in this Section 6(b)(ii) shall be deemed to supercede any contract or agreement between AFD and the Fund concerning the payment of such expenses);

               (iii) The Sponsor shall bear all costs incurred in connection with the creation, maintenance and operation of the Trust, to the extent not paid for by the Trust, including legal fees and expenses, auditing costs and evaluator's fees and federal and state securities laws filing fees; and

                (iv) The Sponsor shall be responsible for all its costs and expenses associated with the administration of the Trust, including the cost of maintaining a secondary market in units of the Trust, except for those costs and expenses incurred as a result of actions of AFD, affiliates thereof or the Fund which costs shall be payable by AFD, provided, however, that AFD shall consent to the incurrence of such costs, such consent not to be unreasonably withheld. To the extent that such costs and expenses incurred as a result of actions of AFD, affiliates thereof or the Fund are incurred by the Sponsor at a time when costs and expenses would otherwise be incurred, AFD shall reimburse the Sponsor only for the incremental costs and expenses incurred by the Sponsor arising as a result of the actions of AFD, the Fund or affiliates thereof. Notwithstanding the foregoing, the Sponsor shall not be responsible for the costs of AFD or affiliates incurred in connection with activities of its "wholesalers" including salaries and travel and entertainment expenses of such entities and individuals.

                 (v) In the event the Sponsor is unable or unwilling to consummate the transaction contemplated hereby resulting from actions taken or failed to be taken by ACM, AFD, the Fund or affiliates thereof, AFD agrees to reimburse the Sponsor for its costs incurred relating to the Trust but such reimbursement shall not exceed $200,000. In the event the Sponsor is unable or unwilling to consummate the transaction contemplated hereby resulting from events relating to ACM, AFD, the Fund or affiliates thereof or other market events, AFD agrees to reimburse the Sponsor for one-half of the Sponsor's costs incurred relating to the Trust but such reimbursement shall not exceed $100,000. In the event the Sponsor is unable or unwilling to consummate the transaction contemplated hereby for reasons not relating to actions taken or failed to be taken or other events relating to ACM, AFD, the Fund or affiliates thereof, neither AFD, ACM nor the Fund shall have any obligation to reimburse the Sponsor for any expenses incurred by the Sponsor.

            c. This Agreement shall not prevent AFD and its "wholesalers" from promoting any investment products to sales representatives of the Sponsor provided promotion of such products has been approved by Prudential Securities Incorporated.

            d. The Fund agrees to calculate its net asset value per share of the Mutual Fund Shares daily on the basis of their net asset value as of the close of regular trading on the New York Stock Exchange (ordinarily 4:00 p.m. New York time) and every day that the Fund computes its net asset value per Class A share it shall, as promptly as reasonably practical, supply such net asset value per share to the evaluator of the Trust, provided, that the name and address of such person shall be designated to the Fund by the Sponsor.

            e. ACM, AFD and the Fund will use their best efforts to comply with all applicable regulatory and disclosure requirements under the federal securities laws concerning the Fund.

            f. No advertising material containing the name of ACM, AFD or the Fund will be used by the Sponsor in connection with the Trust without the written consent of such entity. Similarly, no advertising material containing the name of the Sponsor or any of its affiliates or funds or trusts will be used by ACM or AFD or the Fund or affiliates thereof without the Sponsor's written consent.

            g. AFD and the Fund agree, at their own expense, as appropriate, to provide the Sponsor, from time to time, any information consistent with that originally provided pursuant to
      Section 3.a hereof as may be necessary in order to update the information concerning ACM, AFD, affiliates thereof, the Fund and the Mutual Fund Shares contained in the Registration Statement on Form S-6 and any post-effective amendments or supplements thereto and related prospectus and advertisements.

            h. AFD will provide the Sponsor from time to time with all information in its possession concerning the sale of units of the

      Trust that may be necessary in order for the Sponsor to comply with applicable Blue Sky requirements in the various states.

            i. In connection with investment in Fund shares, if any, by unit holders of the Trust of distributions received from the Trust, AFD agrees to deliver the amount of Mutual Fund Shares necessary to satisfy such investment requests by Trust unit holders and, the Fund agrees to waive any and all sales loads and fees which would other-wise be paid or payable upon a purchase or disposition of such Mutual Fund Shares. Notwithstanding the termination of this Agreement, the Fund agrees not to terminate Trust unit holders' accounts created in connection with the investment of Trust distributions should such accounts be smaller than the minimum fund account size during the life of the Trust.

            j. AFD and the Fund and their affiliates agree to keep confidential the names and identification of all Trust unit holders participating in the reinvestment of Trust distributions in Fund shares, to make no use of such names or identification, not to solicit in any manner such Trust unit holders, and not to sell, assign, convey or otherwise transfer such list of Trust unit holders without the prior written approval of the Sponsor provided however that routine shareholder communications made by AFD or the Fund shall be permitted.

            k. AFD agrees to pay to the Trust for as long as such series remains outstanding, the 12b-1 fees (not including any service fee) received with respect to the Mutual Fund Shares contained in each series of the Trust. Such rebate shall be made to the Trust on the payment date of such fees.

            l. The Sponsor agrees that upon the exchange of units of the Trust by a unit holder for units of any other series of Government Securities Equity Trust, any uncollected deferred sales charge on units of the Trust will reduce the amount payable to such exchanging unit holder.

            7. Indemnifications. a. AFD agrees to indemnify and hold harmless the Sponsor from and against any and all losses, claims, damages and liabilities of the Sponsor and expenses related thereto arising from or relating to this Agreement, as follows:

            (i) Any untrue statement or alleged untrue statement of a material fact contained in the prospectus of the Fund or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

           (ii) Any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus or sales literature of a particular series of the Trust or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon or in conformity with information furnished to the Sponsor by ACM, AFD or the Fund for use in the Trust's Registration Statement, prospectus or sales literature, or any amendment or sup-plement thereto;

          (iii) Any action of ACM, mutual AFD or the Fund which is illegal or which constitutes a breach of this Agreement;

           (iv) AFD's and the Fund's failure to provide, on a timely basis, accurate net asset value determinations relating to the Mutual Funds Shares as provided for in Section 6.d hereof;

            (v) The inability, as a result of its or its affiliates own acts or omissions, of ACM and its affiliates to continue to act as investment adviser to the Fund, or in any other capacity presently contemplated with respect to the Fund or the Trust, for any reason whatsoever, including but not limited to sanctions imposed upon ACM or any of its affiliates by the Commission pursuant to provisions of the Investment Advisers Act or other applicable federal securities laws; and

           (vi) The voluntary or involuntary termination and liquidation of the Fund except where such termination is accompanied by the creation of a successor fund with substantially similar investment objectives and policies as the Fund.

            If any action is brought against the Sponsor alleging claims described in subsections (i) through (vi) hereof, the Sponsor shall promptly notify AFD in writing of the institution of such action and AFD shall assume the defense of such action, including the employment of counsel and payment of expenses. The Sponsor shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Sponsor unless (1) the employment of such counsel shall have been authorized in writing by AFD in connection with the defense of such action, or (2) AFD shall not have employed counsel agreeable to the Sponsor to have charge of the defense of such action or (3) the Sponsor shall have concluded that there are defenses available to it which are different from or additional to those available to AFD (in which case AFD shall not have the right to direct the defense of such action on behalf of the Sponsor), in any of which three events such fees and expenses shall be borne by AFD (it being understood, however, that AFD shall not be liable for the expenses of more than one separate counsel in any one action or series of related actions in the same jurisdiction representing the Sponsor). Anything in this paragraph to the contrary notwithstanding, AFD shall not be liable for any settlement of such claim or action effected without its written consent.

            b. The Sponsor agrees to indemnify and hold harmless the Fund, ACM and AFD from and against any and all losses, claims, damages and liabilities of the Fund, ACM or AFD and expenses relating thereto arising from or related to this Agreement as follows:

            (i) Any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the prospectus of a particular series of the Trust or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such an untrue statement or alleged untrue statement or alleged omission was made in reliance upon and in conformity with information furnished to the Sponsor by ACM, AFD, the Fund, any other Alliance entity or affiliate or a party unrelated to the Sponsor for use in the Registration Statement or the prospectus, or any amendment or supplement thereto;

            (ii) Any action of the Sponsor in connection with consummation of the transactions contemplated by this Agreement which is illegal or which constitutes a material breach of this Agreement or of the trust indenture.

            If any action is brought against ACM, AFD or the Fund alleging claims described in subsections (i) and (ii) hereof, ACM or AFD or the Fund shall promptly notify the Sponsor in writing of the institution of such action and the Sponsor shall assume the defense of such action, including the employment of counsel and payment of expenses. ACM or AFD or the Fund shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of ACM or AFD or the Fund unless (1) the employment of such counsel shall have been authorized in writing by the Sponsor in connection with the defense of such action, or (2) the Sponsor shall not have employed counsel agreeable to ACM and AFD to have charge of the defense of such action or (3) ACM or AFD or the Fund shall have reasonably concluded that there are defenses available to them which are different from or additional to those available to the Sponsor (in which case the Sponsor shall not have the right to direct the defense of such action on behalf of ACM or AFD or the Fund), in any of which three events such fees and expenses shall be borne by the Sponsor (it being understood, however, that the Sponsor shall not be liable for the expenses of more than one separate counsel in any one action or series of related actions in the same jurisdiction representing ACM or AFD or the Fund). Anything in this paragraph to the contrary notwithstanding, the Sponsor shall not be liable for any settlement of any such claim of action effected without its written consent.

            c. If the indemnification provided for in this Section 7 is unavailable to the indemnified party under subsections a(i), a(ii) or b(i) of this Section 7 in respect of any losses, expenses, liabilities or claims referred to therein, then each party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnified party on one hand and the indemnifying party on the other from the offering of the Units of the Trust or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnified party on one hand and of the indemnifying party on the other in connection with the statements or omissions that resulted in such losses, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative fault of the indemnified party on the one hand and of the indemnifying party on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the indemnified party or by the indemnifying party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any claim or action.

            8. Representations and Warranties of ACM, AFD and the Fund. ACM, AFD and the Fund hereby represent and warrant, respectively, to the Sponsor that (it being understood that the representations and warranties of the Fund contained in this Section 8 shall apply only with respect to matters relating to the Fund or the Mutual Fund Shares):

            a. The Fund is a diversified, open-end management investment company validly existing and in good standing under the laws of the State of Maryland and properly registered under the 1940 Act; ACM is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and AFD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Fund, ACM and AFD is qualified to do business in each jurisdiction where it is legally required to be, except where failure to qualify is not material;

            b. Each of ACM, AFD and the Fund has full power, authority and legal right to execute and deliver this Agreement and have each authorized the execution and delivery of this Agreement and the performance thereof and such Agreement is legally binding on each such entity;

            c. There is no provision of any existing contract, agreement or indenture binding on ACM or AFD or the Fund or to which either of them is a party, which would be contravened by the execution and delivery on the part of either of them of this Agreement or by the performance or observance of any of the terms thereof;

            d. The officers executing and delivering this Agreement and all documents and certificates connected therewith have proper authority therefor and no consent of the holders of any obligations of ACM, AFD or the Fund is required for the due execution, delivery or performance of this Agreement; and

            e. To the best of their knowledge and belief, no consent, authorization or approval of any governmental agency or commission or any other public or quasi-public body is necessary to the due execution and performance by the Fund, ACM or AFD of this Agreement, the validity or enforceability hereof or the consummation of the transactions contemplated hereby.

            9.    Representations and Warranties of the Sponsor.
The Sponsor hereby represents and warrants to ACM, AFD and the Fund that:

            a. The Sponsor is a corporation, duly formed, existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in each jurisdiction where it is legally required to be except where failure to qualify is not material;

            b. The Sponsor has full corporate power, authority and legal right to execute and deliver this Agreement and to perform and observe the terms thereof;

            c. There is no provision of any existing contract, agreement or indenture binding on the Sponsor or to which it is a party which would be contravened by the execution and delivery on the part of the

      Sponsor of this Agreement or by the performance or observance of any of the terms thereof;

            d. The officers executing and delivering this Agreement and all documents and certificates connected therewith have proper authority therefor and no consent of the holders of any obligations of the Sponsor is required for the due execution, delivery or performance of this Agreement; and

            e. No consent, authorization or approval of any governmental agency or commission or any other public or quasi-public body is necessary for the due execution and performance by the Sponsor of this Agreement, the validity or enforceability thereof or the consummation of the transactions contemplated thereby, other than the registration of the Trust under the 1940 Act, the registration of Units of the Trust under the Securities Act of 1933 and the approval of the Blue Sky authorities of the various states.

            10.   Miscellaneous.

            a. In cases where the approval of the Board of Directors of the Fund is required in order for the transactions contemplated by this Agreement to be effectuated, AFD agrees to use its best efforts to recommend and obtain such approval. Anything in this Agreement to the contrary notwithstanding, the Fund shall not be held liable for any breach of representation or warranty of ACM or AFD, or the failure of ACM or AFD to perform any obligation of ACM or AFD pursuant to this Agreement.

            b. (i) As a condition precedent to the effectiveness of this Agreement, counsel for each of AFD and ACM and the Fund shall deliver opinions to the Sponsor as to the matters set forth in sections 8.a through 8.e hereof as well as such other matters as the Sponsor may reasonably request.

            (ii) Counsel for the Sponsor shall deliver an opinion to AFD and the Fund as to the matters set forth in Sections 9.a through 9.e hereof as well as to such matters as AFD may reasonably request.

            c. As a condition precedent to the effectiveness of this Agreement, ACM, AFD and the Fund agree to provide such documents for review by the Sponsor or its counsel, as counsel for the Sponsor may reasonably request. Following completion of the due diligence review of such documents, the Sponsor shall be permitted, in its sole dis-cretion, for a period of up to seven days, to terminate this Agreement upon written notice to the other parties.

            d.    The indemnity agreements and the representations and

      warranties contained herein shall remain operative and in full force and effect regardless of the termination or expiration of this Agreement.

            e. In addition to the termination of this Agreement provided for in Section 4 hereof, the Sponsor may terminate this Agreement at its discretion upon written notice if the Board of Directors and/or the shareholders, as the case may be, of the Fund, shares of which have been deposited in any series of the Trust, approve material changes in the investment objectives or basic characteristics of such fund, the determination as to materiality being in the sole discretion of the Sponsor; provided, however, that the respective rights and responsibilities of the Sponsor, ACM, AFD and the Fund with the respect to any series of the Trust already created pursuant to this Agreement shall be as described in this Agreement. AFD and the Fund agree to notify the Sponsor in writing on a timely basis of any changes made in investment objectives or other characteristics of any of its affiliated mutual funds shares of which have been deposited in any series of the Trust.

            f. This Agreement may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            g. Neither the Sponsor, ACM, AFD nor the Fund may assign, convey or transfer (by way of merger, sale, gift or otherwise) its rights or obligations under this Agreement, without the express prior written permission of the other parties. In the event that a party does purport to assign its rights hereunder without the prior written permission of the other parties, the purported assignment shall be deemed to have terminated this Agreement unilaterally.

            h. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

            i. The parties hereto covenant and agree that they will execute any further instruments and they will perform any acts which are or may become necessary to effectuate and carry out this Agreement.

            j. Nothing in this Agreement shall be construed to create an agency, partnership, joint trading or other similar relationship between the parties hereto.

            k. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall constitute one and same instrument.

                                   -17-
            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                     PRUDENTIAL SECURITIES INCORPORATED


                                     By:     /s/ Kenneth Swankie
                                             Kenneth Swankie
                                     Title:  Senior Vice President


                                     ALLIANCE FUND DISTRIBUTORS, INC.


                                     By:     /s/ Geoffrey L. Hyde
                                             Geoffrey L. Hyde
                                     Title:  Senior Vice President


                                     ALLIANCE TECHNOLOGY FUND INC.


                                     By:
                                     Title:  Secretary

ALLIANCE CAPITAL MANAGEMENT
  L.P.

By: Alliance Capital Management Corporation,
    its General Partner


By:    /s/ John D. Carifa
       John D. Carifa
Title: President


Agreed and Accepted with respect
to Sections 1, 3(b), 4, 6(a)(ii),
6(e), 6(f), 7(b), 7(c), 8, 10(c)
and 10(g)